Articles of Association of Kashgar Sheng Yinxin Enterprise Consulting Co., Ltd.

Chapter I General Principle

Article 1 In accordance with the Company Law of the People’s Republic of China (hereinafter referred to as the Company Law) and other relevant laws and regulations, Sheng Yinxin (Beijing) Management Consulting Co., Ltd. makes capital contributions to establish Kashgar Sheng Yinxin Enterprise Consulting Co., Ltd. (hereinafter referred to as the Company), and these articles of association are hereby formulated.

Article 2 In the event that the terms and conditions of these articles of association conflict with any laws, regulations or rules, the laws, regulations and rules shall prevail.

Chapter II The Name and Address of the Company

Article 3 Company name: Kashgar Sheng Yinxin Enterprise Consulting Co., Ltd.

Article 4 Address: 6022, 6th Floor, ChuanYu Mansion, Head Quarter Economic Zone, Shenka Road, Kashgar Economic Development Zone, Kashgar, Xinjiang

Chapter III Business Scope of the Company

Article 5 Business scope of the Company: business consulting management; corporate planning; economic and trade consulting; undertaking exhibition and display activities; educational consulting (not including oversea study consulting and intermediary service);financial consulting (Do not carry on audit, capital verification, account check, assessment, accounting consultation, agency account and other business subject to special approval, and do not issue corresponding audit report, capital verification report, account check report, assessment report and other written materials); translation service; technology, agency and goods of import & export. (The above business scope shall be subject to the business license issued by the registration authority. The business scope and term which required approval shall be subject to the examination and approval of the licensing authority.)

Article 6 Should there be any change of the scope of business, company shall amend the articles of association file amendments with the registration authority.

Business requiring government approval can only be carried out when such approval from relevant department is obtained.

Chapter IV The Registered Capital of the Company

Article 7 The registered capital of the Company shall be RMB five million only, which is the amount of capital subscribed by all the shareholders registered in the company registration. The shareholders of the company bear the responsibility to the company in accordance with the amount of investment subscribed.

Article 8 Should there be any change of its registered capital, the company shall apply to the commerce registration authority for alteration registration within 30 days from the date when the decision of such change is made.

The company shall not make alteration to the registered items without authorization.

Chapter V Names of the Shareholders, the Amount, Type, and Time of Capital Contribution

Article 9 The Name of the Shareholders

Name of Shareholders	ID number

Sheng Yingxin (Beijing) Management Consulting Co., Ltd.	911101053182983370

Article 10 The Amount, Type, and Time of Capital Contribution are as follows:

Shareholder Sheng Yinxin (Beijing) Management Consulting Co., Ltd: The amount of capital contributed is RMB 5 million, accounting for 100% of the registered capital. The form of contribution is currency, and the payment shall be completed before December 31, 2026.

Article 11 Shareholders shall make the capital contribution in accordance with the provisions in the Articles of Association, and shall make neither false capital contribution nor withdraw funds.

After establishment, the Company shall issue a capital capital contribution certificate to the shareholders. The Company shall set up shareholder record, and the recorded shareholders may exercise their rights accordingly.

Article 12 Where a shareholder fails in proving the company property be separable from his or her own,he or she shall be jointly and severally liable for the debts of the company.

At the end of each fiscal year, the Company shall prepare financial reports and make it audited by an accounting firm.

Chapter VI The Company’s Organizational Structure, its Establishment, Power and Procedures

Article 13 There will be no shareholder meetings. Shareholders will exercise their following rights in accordance with the Company Law:

(1) To decide on the business policies and investment plans of the Company;

(2) To appoint the director and the supervisor, and to decide on matters concerning the remuneration of the director and the supervisor;

(3) To review and approve reports of the executive director;

(4) To review and approve reports of the supervisor;

(5) To review and approve the Company’s proposed annual financial budgets and final accounts;

(6) To review and approve the Company’s profit distribution plans and plans for making up losses;

(7) To pass resolutions on the increase or reduction of the Company’s registered capital;

(8) To pass resolutions on the issuance of corporate bonds;

(9) To pass resolutions on matters such as the merger, division, dissolution, liquidation or change of the corporate form of the Company;

(10) To amend the Articles of Association of the Company;

(11) To appoint or dismiss managers of the Company.

All decisions on the business policies and investment plans of the Company that made by the shareholders should be issued in writing and signed by the shareholders and served as a record in the Company.

Article 14 The company does not set up a board of directors but an executive director, which is appointed by the shareholders; The tenure of the executive director is three years.Anexecutive director may serve consecutive terms upon expiration of his term if re-appointed.

Article 15 The executive directors accountable to the shareholders and enjoys the following rights:

(1) To execute the decisions of the shareholders;

(2) To make the business plans and investment plans of the Company;

(3) To prepare annual financial budget plans and final accounting plans in relation to the Company;

(4) To prepare profit distribution plans for the Company and plans for making up any losses suffered by the Company;

(5) To prepare plans for increasing or reducing the Company’s registered capital;

(6) To formulate plans for mergers, divisions, changes of corporate form or dissolution in relation to the Company;

(7) To determine the Company’s internal management structure;

(8) To determine the appointment or removal of the Company’s general manager as well as the remuneration of the general manager, and upon the general manager’s recommendation, determine the appointment or removal of deputy general manager(s), the officer in charge of finance of the Company and their remuneration;

(9) To formulate the Company’s basic management systems;

Article 16 The Company shall have manager, and manager shall be appointed and removed by executive director.

Article 17 The manager shall be responsible to the shareholders and shall exercise the following functions and powers:

(1) Be in charge of the management of the Company’s operational activities;

(2) Organize the implementation of annual business plans and investment plans in relation to the company;

(3) Prepare the plan for the Company’s internal management structure;

(4) Prepare the basic management system for the Company;

(5) Formulate specific internal rules and regulations for the Company;

(6) Propose the appointment or removal of the deputy general manager(s) and the officer in charge of finance of the Company;

(7) Determine the appointment and removal of Company’s management personnel other than those whose appointment or removal shall be determined by the executive director.

Article 18 The company does not set up a board of supervisors but an supervisor, which is appointed by the shareholders.

The executive directors and senior executives of the Company shall not concurrently serve as supervisor.

The tenure of supervisor is three years. The supervisor may serve consecutive terms upon expiration of his term if re-appointed.

Article 19 The supervisor shall exercise the following functions and powers in accordance with the Company Law:

(1) To examine the Company’s financial affairs;

(2) To supervise the execution of the duties of the executive directors and senior executives, and propose the dismissal of the executive directors and senior management personnel who violate the laws, administrative regulations or the articles of association;

(3) The executive directors and the managers shall be required to rectify when the acts of them are detrimental to the interests of the company;

(4) To propose a resolutionto the shareholders;

(5) To institute litigation against the executive directors and senior management in accordance with the Article 152in “Company Law”;

Article 20 The necessary expenses for the supervisors to exercise their functions shall be borne by the Company.

Chapter VII The Legal Representative of the Company

Article 21 The role of legal representative of the company shall be taken by the executive director and shall be registered accordingly. The legal representative shall perform the duty of signing the relevant documents on behalf of the company. The term of office of the legal representative shall be three years. If re-elected upon expiration of his term of office, a supervisor may serve consecutive terms.

Article 22 Any changes with respect to the legal representative, the company shall file the alteration of registration within 30 days from the date when the resolution is made.

Chapter VIII Other matters required by shareholders

Article 23 Shareholders may transfer all or part of its shareholdings in accordance with the law.

The company shall, within 30 days from the date of transferring of shares, file for alteration of the registration.

If the alteration of shareholdings causes changes to the type of the company, the company shall duly apply to the relevant registration authority for alteration of type of company in accordance with the terms required.

Article 24 After the shareholders have made the share transfer in accordance with the legal requirements, the Company shall make amendments to the capital contribution recorded in its articles of association and shareholders records.

Article 25 The term of operation of the Company shall be long term, counting from the issuance date of Business.

The company may survive by amending its articles of Association when the term of operation as stipulated in the Articles of Association expires;

In the case of extending its operation term, the company must apply for amendment of its registration.

Article 26 The company shall be dissolved due to the following reasons:

(1) The term of operation as stipulated in the Articles of Association of the Company expires;

(2) As decided by the shareholders;

(3) if dissolution is necessary as a result of the merger or division of the company;

(4) If the Business License is revoked, ordered to close down or be canceled;

(5) it is ordered to be dissolved by the people’s court according to Article 183 hereof.

Where the company is dissolved under Item (1), (2), (4), or (5) of Article 26, a liquidation group shall be formed to commence the liquidation within 10 days after a cause of dissolution occurs. The members of the liquidation group shall be determined by the shareholders.

Article 27 Where the company is dissolved and should go through liquidation in accordance with the law, the list of the members of the liquidation group and the head of the liquidation group shall be filed with the registration authority within 10 days of the establishment of such group.

Article 28 The liquidation group shall notify the creditors within a period of 10 days commencing from the date of its establishment and, within 60 days, make newspaper announcement of the liquidation.

During the period of declaration of claims, the liquidation group may not repay the debts to the creditors.

Article 29 During liquidation, the company shall continue to exist, but it may not engage in new business activities unrelated to liquidation. Company property may not be distributed among its shareholders prior to full repayment in accordance with the stipulations of the Company Law.

Following the completion of liquidation, the liquidation group shall compile a liquidation report and submit the same to shareholders (or the people’s court) for confirmation. In addition, the liquidation group shall apply for cancellation of the company’s registration to the original registration authority and announce the company’s termination.

Chapter IX Supplementary Provisions.

Article 30 The decision of the Company to invest in other enterprises or provide guarantees to other entities shall be made by the shareholders.

The guarantee provided by the Company to its shareholders or actual controllers shall be determined by the shareholders in writing.

Article 31 The Company registration matters shall be verified and approved by the Company registration authority.

Article 32 For matters not specified in the Articles of Association, it shall be governed by the relevant provisions of the Company Law.

Article 33 The Articles of Association shall be formulated by the shareholders and shall take effect as of the establishment date of the company.

Article 34 The Articles of Association shall be made in triplicate, with one original retained by the shareholders, one retained by the company, and one submitted to the Company registration authority.

Shareholders signature and seal.

Kashgar Sheng Yinxin Enterprise Consulting Co., Ltd.

December 18, 2016